UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SONIM TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

AJP HOLDING COMPANY, LLC

ORBIC NORTH AMERICA, LLC

JEFFREY WANG

PARVEEN NARULA

ASHIMA NARULA

DOUGLAS B. BENEDICT

JOSEPH M. GLYNN

GREGORY MARK JOHNSON

SUREN SINGH

MICHAEL WALLACE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On June 26, 2025, Orbic North America, LLC (“Orbic”) issued the following press release:

P R E S S  R E L E A S E

Orbic Submits Asset Purchase Proposal to Sonim Technologies, Inc.

Offer to acquire substantially all of Sonim’s assets for a cash purchase price of $25 million

Purchase price equates to a price per share of $2.418

Hauppauge, New York--(Newsfile Corp. - June 26, 2025) -Orbic North America, LLC (“Orbic”), an international leader in mobile technology innovation, sent a revised acquisition proposal letter to Sonim Technologies, Inc. (NASDAQ: SONM) (“Sonim” or the “Company”), today in which Orbic re-emphasized Orbic’s interest in negotiating a mutually agreeable transaction with Sonim.

In its non-binding proposal, Orbic proposed to purchase substantially all of Sonim’s assets for a cash purchase price of $25 million, which equates to a price per share of $2.418. Orbic’s proposal is backed by a $50 million financing commitment from a third-party lender. Orbic stated that it is prepared to expeditiously complete confirmatory due diligence and to prepare and negotiate a definitive asset purchase agreement. The Orbic asset purchase offer would not preclude Sonim from additionally proceeding on a parallel path with the Reverse Take-Over transaction announced in its June 25, 2025 press release. The offer is supported by Orbic beneficially owning, together with AJP Holding Company, LLC, approximately 19% of the outstanding common stock of Sonim.

A copy of the revised acquisition proposal and financing commitment letter can be viewed in their entirety on the Securities and Exchange Commission’s website at www.sec.gov on Edgar in the Schedule 13D/A filed by Orbic.

About Orbic

Orbic, a U.S.-headquartered technology company based in New York, reimagines the connected experience by thinking outside of the mainstream. Using best-in-class technology, Orbic provides meaningful features to customers seeking something unique and accessible to all, without exclusion. As a leader in developing and manufacturing innovative mobile solutions for smart, value-tech consumers, Orbic offers a full portfolio of connected solutions from smartphones and tablets to mobile hotspots and connected laptops. Orbic’s extensive global ecosystem of partners, suppliers, and carriers ensures that their products deliver exceptional value and performance, making high-quality technology accessible to a wider audience. For more information, visit www.orbic.us.

Important Information and Where to Find It

This press release may be considered to be a soliciting material in connection with the 2025 Annual Meeting of Stockholders. The AJP/Orbic Parties have filed with the SEC a definitive proxy statement on Schedule 14A, containing a form of BLUE proxy card, with respect to its solicitation of proxies for the 2025 Annual Meeting of Stockholders.

Stockholders are strongly encouraged to read the Company’s definitive proxy statement (including any amendments or supplements thereto) and any other documents filed or to be filed with the SEC carefully and in their entirety when they become available because they contain or will contain important information.

You may obtain a free copy of the AJP/Orbic Parties’ proxy statement and any additional soliciting materials that they file with the SEC at the SEC’s website at www.sec.gov, or by contacting Alliance Advisors at the address and phone number indicated above.

Participants in Solicitation

AJP Holding Company, LLC, Orbic North America, LLC, Jeffrey Wang, Parveen Narula, Ashima Narula and their director nominees –Douglas Benedict, Joseph Glynn, Gregory Johnson, Suren Singh, and Michael Wallace – under SEC rules, may be deemed to be participants in the solicitation of proxies of Sonim’s stockholders in connection with the election of directors at Sonim’s 2025 Annual Meeting to Sonim’s stockholders.

Stockholders may obtain more detailed information regarding AJP/Orbic’s director nominees, under the captions “Questions and Answers Relating to this Proxy Solicitation” and Certain Information Regarding the Participants” of the AJP/Orbic Parties’ definitive proxy statement for the 2025 Annual Meeting filed with the SEC on June 24, 2025.

Investor Contact:

Adam Riches

Alliance Advisors

Orbic@allianceadvisors.com